Exhibit 10.1

THIS EXHIBIT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST. REDACTED MATERIAL IS MARKED WITH [***]. AN UNREDACTED COPY OF THE EXHIBIT WILL BE PROMPTLY PROVIDED TO THE COMMISSION ON A SUPPLEMENTAL BASIS IF REQUESTED BY THE COMMISSION OR ITS STAFF.

SEPARATION AGREEMENT

This Separation Agreement ("Agreement") is entered into by and between Marlo Cormier ("Employee") and Sally Beauty Supply LLC ("Employer").

1.
Separation of Employment. On March 30, 2026 (the “Notice Date”), Employee and Employer discussed Employee resigning from employment with Employer effective April 11, 2026 (the “Separation Date”), in order to pursue other opportunities. Employee shall perform her job duties as required by Employer between the date of this Agreement and the Separation Date. Employer may change Employee’s authority to act within the duties of her role and access at any time.

2.
Consideration. In consideration of the release of all claims by Employee as provided for in this Agreement, and for the other agreements by Employee herein, Employer will provide Employee the following as consideration (the “Release Consideration”) after this Agreement’s Effective Date (as defined below):
a.
Continuation of employment through April 11, 2026. This will provide Employee with her normal compensation and benefits through the Separation Date.

b.
Payment of the gross amount of $881,250.00 (less any withholdings required by law or deductions authorized by the parties' previous agreement or as otherwise agreed to in this Agreement), representing 15 months’ salary.

c.
15 months of continuation of health insurance through a Consolidated Omnibus Budget Reconciliation Act (COBRA) subsidy program, managed by Benefit Connect, (“COBRA Subsidy”) provided you elect coverage following the directions provided in the COBRA packet that will be mailed to you following the Separation Date. You will have 60 days from the date of the COBRA packet to make elections. If you elect coverage, the COBRA subsidy will cover benefits beginning the day after the Separation Date and will end 15 month(s) later (“COBRA Subsidy Period”). Additional months of COBRA may be available after the COBRA Subsidy Period at your option and expense.

d.
Employer will provide Employee payment of the annual bonus for Employer’s fiscal year 2026, prorated based on Employee’s separation date. This bonus payment will be paid at the same time that the fiscal year 2026 annual bonuses are paid under Employer’s Annual Incentive Plan to active participants.

e.
Employer will provide Employee 12 months of outplacement services at the Elite Level through RiseSmart or an equivalent provider approved by Employer.

Employee agrees that this Release Consideration is in addition to anything of value to which Employee already is entitled.

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Employee agrees that any payments under subsections a, b, c, d and e (above) are conditioned upon Employee returning any and all Employer-issued equipment and keys, including, by way of example but not limitation, laptop, iPad, printer, scanner, and/or store or facility keys.

Consideration will be provided within 30 days after the full execution of this Agreement, provided Employee does not revoke during the revocation period.

3.
Release. In consideration of the Release Consideration, Employee hereby fully, finally, and completely releases Employer and its predecessors, successors, parents, subsidiaries, affiliates, shareholders, partners, current and former officers, directors, employees, agents, attorneys and representatives (collectively, the "Released Parties"), from any and all claims, actions, demands, and/or causes of action, of whatever kind or character, whether now known or unknown, arising from, relating to, or in any way connected with, facts or events occurring on or before the date on which Employee executes this Agreement. Employee agrees that this Agreement includes a release of any and all employment claims, negligence claims, contractual claims, wrongful discharge claims, and claims of discrimination or retaliation of every possible kind, including but not limited to, claims on the basis of race, color, sex, sexual orientation, gender identity, national origin, religion, disability, age, whistleblower status, and claims under local, state or federal law, including, but not limited to the Americans with Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the National Labor Relations Act (“NLRA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Family Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act and similar state laws, and other federal, state or local laws relating to employment or termination of employment, any personal injury or other tort claims, and any related attorneys’ fees and costs claims, if any, that Employee may have against Employer or any of the Released Parties. Employee waives and releases Employer and the Released Parties from any claims that this Agreement was procured by fraud or signed under duress or coercion so as to make any of the terms or provisions of this Agreement not binding. Employee also waives the right to become a member of any class in a case in which claims are asserted against any of the Released Parties based on acts or events occurring on or before the date on which Employee executes this Agreement. The general release in this Agreement specifically includes a release of any claims under state and local laws based on acts or events occurring on or before the date on which Employee executes this Agreement, including to the extent applicable claims under Texas Labor Code Chapters 21 and 45, the Minnesota Human Rights Act, the West Virginia Human Rights Act, the Massachusetts Wage Payment Act, the California Fair Employment & Housing Act, the California Labor Code, the California Family Rights Act, the California Constitution, the California Industrial Welfare Commission Wage Orders, and the California Government Code. If Employee resides or works in West Virginia, Employee may contact the West Virginia Bar Association at 866-989-8227 to find an attorney.

By signing this Agreement, Employee waives any claims regarding the separation of their employment with Employer and all issues and actions that preceded or related to that decision.

Employee understands that nothing in this Agreement is intended to interfere with or deter Employee's right to challenge the waiver of an ADEA claim or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission (“EEOC”) or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies. Further, Employee understands that nothing in this Agreement would require Employee to tender back the money received under this Agreement if Employee seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does the Employee agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the Older Workers' Benefit Protection Act by retaining the money received

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under the Agreement. Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to Employer should Employee challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.

Notwithstanding the above paragraph, Employee agrees to waive any right to recover monetary damages in any charge, complaint, or lawsuit against Employer filed by Employee or by anyone else on Employee’s behalf, with the exception of complaints or claims made to/with the United States Securities and Exchange Commission (“SEC”). Nothing in this Agreement shall prevent Employee from filing a complaint or claim or communicating in any way with the SEC and obtaining any and all SEC monetary benefits/award.

Employee agrees and affirms, to the best of their knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Employee agrees to indemnify, defend, and hold the Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and they further agree to waive any and all future action against the Released Parties, including but not limited to any private cause of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.

Without waiving any prospective or retrospective rights under the Fair Labor Standards Act (“FLSA”), Employee admits that they have received from Employer all rights and benefits, if any, potentially due to them pursuant to the FLSA. It is the parties’ intent to release all claims which can legally be released but no more than that. This Agreement expressly releases claims under the False Claims Act to the fullest extent permitted by law. To the extent that a court of competent jurisdiction were to conclude that pre-filing releases of claims under the False Claims Act are not enforceable absent government knowledge of the alleged claims, the parties agree that Employee will be permitted to participate in any legal proceedings under the False Claims Act. But, Employee specifically waives any rights they may have to receive any monetary award from such proceedings.

Employee also acknowledges (i) receipt of all compensation and benefits due through the date Employee signs this Agreement as a result of services performed for Employer with the receipt of a final paycheck except as provided in this Agreement; (ii) Employee has reported to Employer in writing any and all work-related injuries incurred during employment with Employer; (iii) Employer properly provided any leave of absence because of Employee’s or a family member’s health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (iv) Employee has provided Employer with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of Employer or any released person or entity.

4.
Release of Unknown Claims. For the purpose of implementing a full and complete release, Employee expressly acknowledges and agrees that this Agreement resolves all legal claims they may have against Released Parties as of the date of this Agreement, including but not limited to claims that they did not know or suspect to exist in their favor at the time of the effective date of this Agreement.

For employees who reside and/or work for Employer in the State of California, Employee agrees to this release of unknown claims despite the fact that California Civil Code section 1542 or other applicable law may provide otherwise. Employee expressly waives any and all rights which they may have under the provisions of California Civil Code section 1542 or any similar state or federal statute. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his

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or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with debtor.

5.
Confidentiality and Non-disparagement. Employee agrees to keep the terms and conditions of this Agreement confidential to the extent allowed by law, except Employee may supply a copy to Employee's accountant or other financial advisor solely in connection with preparing Employee's income tax return, and Employee may disclose this Agreement to members of Employee's immediate family and to Employee's attorney on a confidential basis. Employee also agrees to keep confidential any and all discussions, communications and documents relating to the issues and negotiations that led to this Agreement and the underlying facts, allegations, documents and communications related to any claims of discrimination Employee made during Employee’s employment with Employer. Employee further agrees not to talk about or otherwise communicate to any third parties in a malicious, disparaging, or defamatory manner regarding Employer or any of the Released Parties. Employee also agrees that Employee shall not make or authorize to be made any written or oral statement that may disparage or damage the reputation of Employer.

Nothing in this paragraph or Agreement is to be construed to preclude Employee or any individual from communicating with any government agency, including the EEOC, the National Labor Relations Board (“NLRB”), and/or the SEC.

6.
Confidential Information and Trade Secrets. Employee acknowledges Employee’s ongoing legal and fiduciary obligations to maintain, and hereby contractually agrees to maintain, the confidentiality of Employer’s confidential business-related information and trade secrets, including, but not limited to, Employer’s strategy, future plans, merchandising, marketing and sales initiatives, proprietary business methods and processes.

7.
Agreement Not to Solicit or Hire Employees. For a period of 12 months after the Effective Date of this Agreement, Employee shall not, nor will Employee assist any third party to, directly or indirectly: (i) recruit, raid, solicit, or attempt to persuade any employee of the Released Parties or any person who is a current employee of Employer to leave the Employer or the Released Party or to work for one of their competitors, provided that this restriction does not apply if Employee primarily resides and works in the State of California; (ii) interfere with the performance by any such persons of their duties for Employer, provided that this restriction does not apply if Employee primarily resides and works in the State of California; or (iii) communicate with any such persons for the purposes described in items (i) and (ii) in this paragraph.

8.
Tax Indemnification. Employee acknowledges and agrees that Employer has not made any representations to Employee regarding the tax consequences of any amounts received by Employee pursuant to this Agreement. The parties further agree that if any local, state or federal authority determines that the tax treatment for payments made under this Agreement is improper or impermissible, Employee shall be solely responsible for payment of all such taxes due, including interest and penalties, and Employee shall indemnify Employer for all such tax payments, including interest and penalties. To the extent Employer is penalized for any failure to withhold or pay taxes, Employee agrees that Employee will indemnify Employer for its costs, expenses, fees (including reasonable and necessary attorneys’ fees) and/or penalties with respect to taxes or the failure to withhold.

9.
Cooperation. Employee agrees that they will assist and cooperate with Employer regarding any legal matters, including litigation matters that arise or continue beyond the separation of Employee’s employment. Employee will not receive additional compensation for such assistance and

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cooperation; however, Employer will reimburse Employee for all reasonable expenses incurred in fulfilling this obligation.

10.
Employee’s Attorneys’ Fees and Costs. Employee acknowledges and represents that all claims for attorneys’ fees, costs, or other recoverable expenses that Employee’s attorneys may hold against Employer as Employee’s attorneys will be satisfied solely by Employee.

11.
Employment Reference and Verification. Employee agrees that for any employment verification or reference purposes, Employee will refer prospective employers to the third-party service entitled “The Work Number” 1-800-367-5690 or www.theworknumber.com. This online employment verification service can provide confirmation of employment and dates of employment. The relevant employer code to use is 11140. Should this service change, Employee agrees to use the third-party service then used by Employer. Employee agrees not to contact, or direct others to contact, any active employee or representative of Employer for a reference or information relating to Employee’s employment with Employer.

12.
Advice of Counsel, Consideration and Revocation Periods, Other Information. Employer advises Employee to consult with an attorney prior to signing this Agreement. Employee has 21 days to consider whether to sign this Agreement from the date Employee receives this Agreement (the “Consideration Period”). Employee must return this signed Agreement to Employer’s representative set forth below within the Consideration Period or at LegalSeparation@sallybeauty.com. If Employee signs and returns this Agreement before the end of the Consideration Period, it is because Employee freely chose to do so after carefully considering its terms. Additionally, Employee shall have seven days (or fifteen days if Employee resides or works for Employer in Minnesota) from the date Employee signs this Agreement to revoke this Agreement by delivering a written notice of revocation within the seven-day (or fifteen-day) revocation period to the same person as Employee returned this Agreement. If the revocation period expires on a weekend or holiday, Employee will have until the end of the next business day to revoke. Employee agrees with Employer that changes, whether material or immaterial, do not restart the running of the Consideration Period.

13.
Exceptions. Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (iii) that may arise after Employee signs this Agreement, or (iv) which cannot be released by private agreement. In addition, nothing in this Agreement including but not limited to the acknowledgements, release, confidentiality, non-disparagement, tax indemnification, employee’s attorneys’ fees and costs, and employment verification provisions, prevent Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, SEC, or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the NLRA to engage in joint activity with other employees, although by signing this release Employee is waiving rights to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on Employee’s behalf, except where such a waiver of individual relief is prohibited and except for a benefit or remedy pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

14.
Miscellaneous.

a.
Effective Date. The "Effective Date" of this Agreement is the eighth (8th) day after Employee signs this Agreement (or the sixteenth (16th) day after Employee signs this

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Agreement if Employee resides or works for Employer in Minnesota), provided Employee does not revoke the Agreement during the applicable revocation period set forth above.

b.
Entire Agreement/Waiver. This instrument sets forth the entire agreement between the parties and no representation, promise, or condition not contained herein will modify these terms except any prior agreements related to inventions, business ideas, confidentiality of corporate information, and non-competition remain intact. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement, unless expressly so indicated.

c.
No Assignment. The rights under this Agreement may not be assigned by Employee, unless Employer consents in writing to said assignment. Employee represents that Employee has not assigned any of the claims related to the matters set forth herein.

d.
No Admission of Liability. Nothing in this Agreement constitutes the admission of any liability by Employer, the Released Parties, or Employee.

e.
Headings/Counterparts. All paragraph headings are indicated for convenience of reference and are not intended to have any legal effect. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the efficacy of a second original. Photographic, Portable Document Format (PDF), emailed, or facsimile copies of any such signed counterparts may be used in lieu of the original for any purpose.

f.
Covenant Not to Sue: Employee understands that as of the Effective Date, this Agreement will be final and binding. Employee promises not to pursue any claim that is settled by this Agreement.

g.
Read Agreement/Advice of Attorney. Employee acknowledges that Employee has read and understood this Agreement, has been advised to and has had the opportunity to discuss it with an attorney of Employee's own choice, agrees to its terms, acknowledges receipt of a copy of same and the sufficiency of the payment recited herein, and signs this Agreement voluntarily.

h.
Applicable Law and Severability. The parties agree that the terms of this Agreement are contractual in nature and not merely recitals and will be governed and construed in accordance with the laws of the State of Texas, unless state law where the Employee resides at the time of execution of this Agreement requires the law of Employee’s state of residence to govern, in which case the laws of such state shall govern this Agreement. The parties further agree that should any part of this Agreement be declared or determined by a court or Government Agency of competent jurisdiction to be illegal, invalid, or unenforceable, such part shall be modified automatically to the minimum extent necessary to render this Agreement valid and enforceable. If any part of this Agreement conflicts with a mandatory provision of applicable law and cannot be modified for any reason, the conflicting part shall be severed automatically and the remainder construed to incorporate the mandatory provision. In the event of such severance or modification, the remainder shall not be affected. This Agreement shall be construed as a whole, according to its fair meaning, and not for or against any party. It is further understood and agreed that if, at any time, a violation of any term of this Agreement is asserted by any party hereto, that party shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including but not limited to damages, and the prevailing party shall be entitled to recover their reasonable costs and attorneys’ fees.

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i.
409A Compliance. Notwithstanding anything in this Agreement to the contrary, the parties intend that this Agreement shall comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) to the extent applicable, and this Agreement shall be interpreted in a manner consistent with such intent. The parties hereby recognize that it may be necessary to amend this Agreement in order to comply with the requirements of Section 409A and agree that they shall work together in good faith to amend this Agreement in a timely manner as may be required under Section 409A
j.
Notice. Any notice to be given to Employer hereunder will be deemed sufficient if addressed to Employer in writing and hand-delivered or mailed by certified mail to General Counsel, Sally Beauty Holdings, Inc., 7900 Windrose Avenue, Plano, Texas 75024. Any notice to be given to Employee hereunder will be deemed sufficient if addressed to Employee in writing and hand-delivered or mailed by certified mail to Employee at Employee’s last known address as shown on Employer’s records.

Marlo Cormier

[*****************]

[*****************]

/s/ MC Initials

Either party may designate a different address or addresses by giving notice according to this Section.

The parties have signed this Agreement on the dates written by the signatures below. Notwithstanding any other provision in this Agreement, if Employee does not sign and deliver this Agreement to Employer at the address shown in section 14(j) above prior to the end of the Consideration Period or if Employee revokes this Agreement during the applicable revocation period set forth above, then this Agreement will be null and void and Employee will not be entitled to the Consideration described above.

[Signatures follow below.]

EMPLOYEE: EMPLOYER:

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/s/ Marlo Cormier /s/ Scott Sherman

MARLO CORMIER SCOTT SHERMAN SVP, CHIEF LEGAL & HR OFFICER

SALLY BEAUTY SUPPLY LLC

Employee Number: U384470

Date: 3/31/2026 Date: 3/31/2026

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